Exhibit 99



CFAB 03-6 - PRICE/YIELD - IA-5

Balance          $102,600,000.00
Coupon           5.35
Settle           12/9/2003

                 15% HEP / 100% PPC, to Call
           Price            Yield
        98.19547            5.579

             WAL            12.03
Principal Window        Feb14 - May16



IMPORTANT NOTICE

J.P. Morgan Securities Inc. ("JPMorgan") and the Issuer make no warranties or representations of any kind with respect to the attached securities information. In no event shall JPMorgan or the Issuer be liable for any use or reliance of such securities information or for any inaccuracies or errors in such securities information. These materials have been provided to you for informational purposes only and may not be relied upon by you in evaluating the merits of investing in the securities. Any investment decision with respect to the securities should be made by you based solely upon the information contained in the final offering memorandum relating to the securities.